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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                                 RxBazaar, Inc.
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                                (Name of Issuer)

                     Common Stock, $.001 par value per share
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                         (Title of Class of Securities)

                                   78347T 10 4
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                                 (CUSIP Number)

                                  July 26, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[_]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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

CUSIP No.  78347T 10 4                13G                      Page 2 of 5 Pages

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   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Handel Evans
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United Kingdom
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                           5    SOLE VOTING POWER

                                315,000
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                0
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  315,000
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
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  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        315,000

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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        [X]

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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.0%
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  12    TYPE OF REPORTING PERSON *

        IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  78347T 10 4                13G                      Page 3 of 5 Pages
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ITEM 1.(A)      NAME OF ISSUER

                RxBazaar, Inc.

ITEM 1.(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                200 Highland Avenue
                Needham, Massachusetts 02494

ITEM 2.(A)      NAME OF PERSONS FILING

                Handel Evans is filing this Schedule in an individual capacity.

ITEM 2.(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                The address for Mr. Evans is RxBazaar, Inc., 200 Highland Ave., Suite 301, Needham, MA 02494.

ITEM 2.(C)      CITIZENSHIP

                Mr. Evans is a citizen of the United Kingdom.

ITEM 2.(D)      TITLE OF CLASS OF SECURITIES

                Common Stock, $.001 par value per share

ITEM 2.(E)      CUSIP NUMBER

                78347T 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                N/A

CUSIP No.  78347T 10 4                13G                      Page 4 of 5 Pages
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ITEM 4.         OWNERSHIP.

                The information contained in Items 5-11 of the cover page is incorporated herein by reference. The number of shares beneficially owned includes 140,000 shares held by Dragon Trust, which Mr. Evans is the beneficiary of and a non-qualified stock option to purchase 175,000 shares of common stock exercisable within 60 days after August 4, 2002.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                N/A

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                N/A

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                N/A

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                N/A

ITEM 10.           CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  78347T 10 4                13G                      Page 5 of 5 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 4, 2002

                                                          /s/ Handel Evans*
                                                          ----------------------
                                                          Handel Evans
* By: Bruce Warwick
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    Attorney-in-fact



                                POWER OF ATTORNEY

     The undersigned does hereby appoint C. Robert Cusick and Bruce Warwick, and each of them singly, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates each of them acting singly to sign on behalf of the undersigned in the capacities indicated below, and to file filings, agreements, documents and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held, directly, indirectly or beneficially, by the undersigned, pursuant to Sections 13(d), 13(f), 13(g), 14(d) and 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

     IN WITNESS WHEREOF, this power of attorney has been executed as of the 2nd day of August, 2002 and shall remain in full force and effect until withdrawn by the undersigned in writing.





                                                          /s/ Handel Evans
                                                          ----------------------
                                                          Handel Evans